Exhibit 10.18
Real Property Lease Agreement
(English Translation)

Lessor (hereinafter referred to as Party A)
Shenzhen Qiaotou Equity Corporation Co.
Lessee (hereinafter referred to as Party B)
Shenzhen Ritar Power Co., Ltd.

Party A and Party B have reached the following agreement (the “Agreement”) in respect of the extension of lease term through friendly negotiation.

1.
Party A will lease to Party B the Factory Building 9 (with area of 6,100 square meters), the 1-6 floors of Dormitory Building 6 and 4th floor of Dormitory Building 9 (with area of 3,759 square meters) at Fuqiao Second Industrial Zone, Qiaotou Village, Fuyong Town, Bao’an District, Shenzhen.

2.
The lease term will commence on 1st May 2007 to 30th January 2009. The rental will be RMB 109,570 Yuan monthly (RMB 11.8 Yuan per square meter per month for Factory Building, not including business tax and management fee and RMB 10 Yuan per square meter per month for Dormitory Building, not including business tax and management fee).

3.
Party B shall pay the rent of the first month of RMB 109,570 Yuan and the safety deposit (the “Deposit”) which equals to one month’s rent to Party A within 3 days after the execution of this Agreement. Party A shall return the Deposit to Party B after the expiration of this Agreement.

4.	Party B shall pay the monthly rent to Party A before the 20th of each month. In case the rent is overdue, it shall pay an overdue penalty calculated as 5‰ of the unpaid rental per day.

5.
Party A will continue to provide a 100KVA transformer and two elevators for Party B’s use, and Party B shall deal with the additional facilities in connection with the transformer. In case Party B makes extension to the transformer, the property right of the additional part shall belong to Party B.

Both parties shall complete an inventory checklist on the date when the leased property and its facilities are delivered.

6.	During the lease term, B shall be responsible the fees of water, electricity, waster disposal and any other fees incurred from the use of the premises.

7.
Party A shall keep and maintain the demised premises in a safe condition at all times in accordance with relevant law, regulations and policies. Party B shall make reasonable uses of the Factory and Dormitory, and the maximum weight that each square meter of land of the Factory is 700 kilograms. During the lease term, Party B shall responsible for repair, maintenance and annual test of the transformer, elevators and relevant facilities.

8.	Party B shall not use the Factory and Dormitory to engage in unlawful business, and Party A shall not interfere with the normal and reasonable use of the Factory and Dormitory by Party B.

9.
Caused by Party B’s unreasonable or inappropriate use, in the event of occurrence of deteriorations or injuries to the Factory or Dormitory which imposes safety threats and renders it untenantable of the premise, Party B shall notify Party A in time and be responsible for repairs at its own expenses. Party A may have the properties repaired if Party B refuses to repair. The expenses in connection with the repairs shall be born by Party B.

10.
During the lease term, Party B may make improvements to the Factory or Dormitory with prior written consent of Party A, but such improvements shall not affect the main structure of the Factory or Dormitory.

11.	During the lease term, without prior consent of Party A, Party B shall not sublease part or whole of the Lease Property to any third party.

12.
In the event that Party A decides to transfer parts or whole of the Factory or Dormitory to any third party, it shall notify Party B in writing one month before such transfer and Party B has the right of first refusal.

In the event that Party A transfers the Lease Property to a third party, it shall be responsible to notify such third party to continue performing this Contract.

13.	During the lease term, this Agreement may be terminated or amended in the event that any of the following conditions is satisfied:

a) The Contract can not be performed in the event of force majeure;

b) Government confiscates, purchases, or demolishes the Lease Property;

c) Both parties agree to terminate or amend this Contract.

14.	All the waste materials generated from the manufacture and operation of Party B shall be purchased by the institute designated by Party A with the market price.

15.	Party A is entitled to refuse to return the Deposit to Party B and terminate this Agreement, in case any of the following conditions is satisfied:

a)The rent of any month is overdue for more than 30 days (one month);

b) Party B use the Lease Property to engage in unlawful acts which violate the public interests or other third party’s legitimate interests.

c) Party B alters the house’s structure or the agreed usage unilaterally;

d) Party B subleases parts or whole of the property to any third party without Party A’s consent.

e) Without the consent of Party A, Party B sells the waste materials to any third party.

In addition, Party A has the right to claim for any loss incurred by Party B’s breach of this Agreement.

16.
During the lease term, in case either party intends to terminate this Agreement, it shall notify the other party with a 3 months notice in writing and compensate the economic loss which equals to two months’ rent.

17.	Party A shall designate a manager to facilitate the use of the premises at the expenses of Party B. The salary for such manager shall be RMB 2,000 per month.

18.	Party B is responsible for management fees regarding the security, sanitary control, water system and staff expense in an amount of RMB 1,500 per month per building.

19.
Once this Agreement expires or terminates, all the movable properties which belong to Party B shall be removed from the premises by Party B, while the fixtures (including the added elevator, transformer and relevant facilities, water and electricity facilities attached to the leased property by Party B) shall belong to Party A.

20.
Party B shall vacate the Lease Property within 10 days after the Agreement expires or terminates and return the Lease Property and its facilities to Party A, and Party B shall guarantee the good status of the Lease Property and its facilities (except normal deteriorations) and settle all the fees due and complete relevant transfer procedures. In the event that Party B fails to vacate or return the leased property to Party A, Party A shall be entitled to repossess the property and a double rent for the overdue period from Party B.

21.
If Party B needs to continue the use of the leased property after the Agreement expires, it shall submit a written notice 3 months prior to the expiration of the lease term to Party A and Party B shall have the right of first refusal.

22.	During the lease term, any party who fails to perform any obligation defined in this Agreement shall be responsible for damages subject to relevant provisions under this Agreement.

23.	Any dispute arising out of this Agreement shall be negotiated by both parties, and if no agreement can be reached, either party may bring relevant lawsuit to a court with jurisdiction.

24.	This Agreement would come into effect on the date of execution.

25.	There are two originals of this Agreement. Each party shall keep one original.

Party A
Shenzhen Qiaotou Equity Cooperation Co.
(Corporate Seal)

Party B
Shenzhen Ritar Power Co., Ltd.
(Corporate Seal)

Date: 24 April 2007